SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

RESEARCH FRONTIERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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240 Crossways Park Drive
Woodbury, NY 11797
(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2012 at 11:00 A.M.

To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2012 at 11:00 A.M., local time, for the following purposes:

1.	To elect four directors as follows: (i) three Class I directors and (ii) one Class III director;

2.	To ratify the selection of BDO USA, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2012;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 25, 2012

RESEARCH FRONTIERS INCORPORATED
240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, June 14, 2012

     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2012, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director recommended by the Board of Directors listed below and (ii) for the ratification of the selection of the independent registered public accountants. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797. The Company believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by U.S. Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 7, 2012 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2011, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MEETING TO BE HELD ON JUNE 14, 2012

This Proxy Statement is available at www.smartglass.com/proxy.asp.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

     Only stockholders of record at the close of business on April 18, 2012 are entitled to vote at the meeting. As of April 18, 2012, the Company had issued and outstanding and entitled to vote 18,907,555 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

     As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or Internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

     If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

     If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

     If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq Capital Market has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a “broker non-vote.” Even though your broker may have discretionary authority under current Nasdaq Capital Market rules to vote your shares on your behalf on the proposal regarding the ratification of BDO USA, LLP as our accountants for 2012, your broker does not have authority to vote on the election of directors, so it is important that you vote your shares and send in your proxy.

     The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

     A Director is elected by a plurality of the votes cast at the meeting. The three nominees for Class I director who receive the most votes will be elected and the nominee for Class III director who receives the most votes will be elected. Please note that the rules that guide how most brokers vote your stock have changed. Such rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were recently amended to provide that the election of directors is no longer a “routine” matter. Accordingly, most brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Broker non-votes will have no effect on the outcome of the vote.

     The ratification and appointment of our independent registered public accounting firm for 2012 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Security Ownership of Principal Stockholders and Management

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Common Stock and for all directors and executive officers of the Company individually and as a group.

	Amount and
	Nature of		Exercisable
	Beneficial		Warrants	Percent
Name of Beneficial Owner	Ownership(1)		and Options	of Class
Robert L. Saxe	1,141,738	(2)	636,530	5.8
Joseph M. Harary	742,104	(3)	336,000	3.9
Victor F. Keen	543,999		202,200	2.8
Steven M. Slovak	152,300		96,500	0.8
Gregory G. Grimes	147,156		49,500	0.8
Michael R. LaPointe	133,459	(4)	104,500	0.7
Richard Hermon-Taylor	101,925		25,000	0.5
M. Philip Guthrie	97,900		25,000	0.5
Seth L. Van Voorhees	88,700		0	0.5
John H. Derby	31,900		0	0.2

All directors and officers as a group (10 persons)	3,181,181	(5)	1,475,230	16.5

(1)	All information is as of April 18, 2012 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	Includes (i) 62,788 shares of Common Stock owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (ii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership of all securities described in item (ii) above.

(3)	Includes 97,560 shares of Common Stock owned by Mr. Harary’s children, as to which shares Mr. Harary disclaims beneficial ownership.

(4)	Includes 898 shares of Common Stock owned by Mr. LaPointe’s wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5)	Includes the securities described above in footnotes (2) through (4).

ELECTION OF DIRECTORS
(Item 1)

     Four directors of the Company will be elected at the 2012 Annual Meeting of Stockholders. As listed below, the Board of Directors of the Company is recommending the election of Gregory G. Grimes, Joseph M. Harary, and Richard Hermon-Taylor as Class I directors and John H. Derby as a Class III director. In addition, Darryl Daigle has been nominated by a stockholder of the Company for election as a Class I director. You are being asked to vote FOR up to three Class I directors and one Class III director.

     The Board of Directors recommends a vote FOR Gregory G. Grimes, Joseph M. Harary, and Richard Hermon-Taylor for election as Class I directors and FOR John H. Derby for election as a Class III director and recommends that stockholders WITHHOLD AUTHORITY to vote for Darryl Daigle as a Class I Director, and it is intended that proxies not marked to the contrary will be so voted.

Background

     The Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. Effective January 1, 2011, the Company increased the number of directors from five to seven, pursuant to the By-Laws of the Company, and four directors will stand for election at the 2012 Annual Meeting of Shareholders. A majority of the Board of Directors of the Company (five of the seven members) are independent directors.

     The two new directors added in 2011 were initially designated as Class I directors. As a result of this placement, there were four directors in Class I, two Directors in Class II, and one director in Class III. In order to divide the directors more evenly among the three Classes of directors, the directors standing for election at the 2012 Annual Meeting of Stockholders have been assigned to the classes as specified below. As a consequence, there will be three directors in Class I, two directors in Class II, and two directors in Class III.

DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS

     The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that: (i) Gregory G. Grimes, Joseph M. Harary, and Richard Hermon-Taylor be elected to serve again as Class I directors and hold office for a three-year term expiring at the 2015 Annual Meeting of Stockholders, and until the election and qualification of a respective successor, and (ii) John H. Derby be elected to serve as a Class III director and hold office for a term expiring at the 2014 Annual Meeting of Stockholders, and until the election and qualification of a respective successors. Messrs. Derby, Grimes, Harary, and Hermon-Taylor (the “Board Nominees”) have indicated a willingness to serve as directors. If no other choice is specified in the accompanying proxy, the persons named therein as proxies have advised the Board of Directors that it is their present intention to vote the proxy for the election of the Board Nominees. Each of the members of the Board of Directors of the Company, including the Board Nominees, is presently a director of the Company, and was elected to such office by the stockholders of the Company, except for John H. Derby and Gregory G. Grimes, who were appointed to the expanded Board of Directors effective January 1, 2011. Should a Board Nominee become unable to accept nomination or election, it is intended that the person named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such Board Nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that a Board Nominee will be unable to accept nomination.

     We believe that the members of our Board of Directors represent a desirable mix of backgrounds, skills and experience. The following biographical information is provided with respect to each Board Nominee, including the specific experience, qualifications, attributes or skills that led to the conclusion that each Board Nominee should serve as one of our directors in light of our business and structure.

Directors Standing for Election

Class I - Term Expires at the 2012 Annual Meeting of Stockholders

Gregory G. Grimes

     Greg Grimes, age 43, has been a director of the Company since January 2011. Mr. Grimes serves on the Company’s Audit Committee and the Company’s Compensation Committee. Mr. Grimes is the top-selling sales associate company-wide at Hermes of Paris, the French luxury goods retailer. Prior to working for Hermes, Mr. Grimes was Store Director and Regional Sales Manager for MCM, the German luxury goods maker. He also worked for Kirby, Warren & Associates, a consulting firm dedicated to the development and support of small business operation. Mr. Grimes has been an investor in the Company for over a decade, and has already contributed to the Company’s success through sales and marketing advice and introducing the company to a large network of investors and contacts in the automotive, architectural, and aerospace industries.

Joseph M. Harary

     Joe Harary, age 51, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to the position of Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company since 2005 and its corporate Secretary since 2007. Prior to joining the Company, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 18 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

Richard Hermon-Taylor

     Richard Hermon-Taylor, age 70, has been a director of the Company since December 2007. Mr. Hermon-Taylor serves as Chairman of the Company’s Nominating and Corporate Governance Committee, and also serves on the Company’s Compensation Committee. Mr. Hermon-Taylor has over 20 years of experience as a director of public companies in the US as well as an additional 12 years of service on boards of private companies. His prior public company board experience includes Harley-Davidson, a $5 billion manufacturer of motorcycles, clothes, and the licensor of the Harley-Davidson trademark. During his over 15-year tenure on the Harley-Davidson Board, he served on its Audit, Compensation, and Nominating Committees. He also served on the Boards of Galileo Electro-Optics, a public company that was acquired by Corning, Inc. and the Alliance Technology Fund. From 1970 to 1986, he was with the Boston Consulting Group and managed the firm’s offices in Boston and Milan. After leaving Boston Consulting Group, Mr. Hermon-Taylor founded BioScience International, Inc., of which he remains President and CEO. This company specializes in technology development and licensing agreements for the life sciences industry. In 1990, he was also appointed CEO of Tonometrics, Inc., a privately-held early stage medical device company that grew from bench to worldwide distribution and sales before being sold to a strategic buyer. Since 1993, Mr. Hermon-Taylor, while continuing to run BioScience International, Inc., has devoted the majority of his efforts to marketing and strategic consulting, both as an independent consultant and as the Director of the Health Care practice of Symmetrix Corporation, Group Vice President in charge of the Commercial Division of Abt Associates Inc., and CEO of the Business Consulting arm of NOP World Ltd. Mr. Hermon-Taylor received a B.A. in Chemical Engineering from Cambridge University in England and an MBA from the Harvard University Graduate School of Business, where he was a Baker Scholar. Mr. Hermon-Taylor’s career experience as a strategic and marketing consultant and his extensive service as a director of multiple companies help guide the Board in its strategic oversight role. In addition, he has expertise in licensing and has extensive experience as a strategy consultant in industries important for the Company, including the automotive industry, the architectural market and high-end consumer products. His international background and experience add to the strength of our Board.

Class III - Term Expires at the 2014 Annual Meeting of Stockholders

John H. Derby

     Jack Derby, age 67, has been a director of the Company since January 2011. Mr. Derby serves on the Company’s Audit Committee and the Company’s Nominating and Corporate Governance Committee. He is currently or has been an active board member in twenty companies including fourteen companies that he has either co-founded or managed as the CEO. Mr. Derby is currently the Director Emeritus of The Associated Industries of Massachusetts and is a Director at Accounting Management Solutions, The Alliance Companies, Beacon Hospice, Brainshark Corporation, Rome Snowboards and Ntirety Inc. Jack is also a board member of The Common Angels, one of the largest angel group investors in the U.S. Mr. Derby also served as a Director of Hybricon Corporation until that company was acquired by Curtis Wright Corporation in 2010. As President of Derby Management, a management consulting firm focused in entrepreneurial and emerging growth markets, Jack brings extensive core experience in sales, marketing and strategic planning. Prior to forming Derby Management in 1990, Jack’s background included positions as CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems. Jack Derby is a professor at Tufts University’s School of Engineering where he teaches a course in Entrepreneurial Sales and Marketing. He is also a Lecturer at MIT where he teaches classes in business planning and marketing for undergraduate students in the Mechanical Engineering Department.

STOCKHOLDER PROPOSAL TO ELECT DARRYL DAIGLE
AS A CLASS I DIRECTOR

Background

     In December 2011, the Company received a letter from one of its stockholders, Milton Daigle, nominating Darryl Daigle for election to the Board of Directors of the Company. Although the Company could have excluded this proposal from its proxy statement pursuant to the applicable rules of the Securities and Exchange Commission, the Company elected to include the proposal in the interest of promoting a shareholder voice on the management of their Company, and in light of Milton and Darryl Daigle's ownership position in the Company. Darryl Daigle subsequently informed the Company that he will be a nominee to serve as a Class I director.

     The Company’s Nominating and Corporate Governance Committee believes that its current Board of Directors has the necessary skill and experience to lead the Company during its current phase of operations, and recommends that stockholders vote FOR the three Board Nominees (Gregory G. Grimes, Joseph M. Harary, Richard Hermon-Taylor) to serve as Class I directors and WITHHOLD AUTHORITY to vote for Darryl Daigle to serve as a Class I director.

     Mr. Daigle has submitted the following biographical information and statement in support of his nomination as a director. The Company is presenting this information as it was furnished to the Company by Mr. Daigle. The biographical information and statement provided by Mr. Daigle has not been verified by the Company. Mr. Daigle’s address and stock ownership will be furnished by the Company's Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Biography of Darryl Daigle

     Darryl Daigle, age 54, has been a shareholder of Research Frontiers for over 21 years. Since 1987, Mr. Daigle has been a principal owner of several profitable family-owned businesses in Louisiana. One of these, SPD Equipment Sales Inc., sells oilfield and marine equipment to the marine and oil and gas industries. Another business, S&D Bait Company LLC serves the commercial and recreational fishing industries in Louisiana. Mr. Daigle earned a business degree from Texas Tech University and is a former member of the Louisiana Seafood Promotion Board, to which he was appointed by Governor Murphy J. Foster, Jr.

Statement by Darryl Daigle

     I have been a shareholder of Research Frontiers for more than 21 years and currently own a substantial equity position in the Company which, according to the most recently published ownership records, makes me the largest individual shareholder outside of management and the independent directors of the Company.

     As a shareholder I have been independently active among the Research Frontiers shareholder community, have performed extensive independent due diligence on the Company and its licensees, and have supported the Company and its shareholders for the past two decades. I believe that, based on the Company’s current ownership, which predominantly consists of retail shareholders, that our retail shareholders need stronger representation on the Board of Directors.

     I believe that it is important for board members to have a meaningful personal economic stake in the business and success of the companies on whose boards they serve. I have purchased the stock that I own, both in the open market, and directly from the Company, using my own personal resources. I made this investment because I believe that Research Frontiers’ SPD technology has the potential to make revolutionary changes in the way that automobiles, aircraft, and architectural applications will be designed and used. I believe that the prospects for the Company are quite positive, but believe that more can be done to build shareholder value to reflect the Company’s bright prospects. I hope to use my more than 25 years experience as a successful business owner, and two decades experience as an investor in Research Frontiers, to provide retail shareholders with an effective and independent voice on the Board of Directors of the Company.

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

     The following directors will be continuing in office for the term indicated and are not up for re-election at the 2012 Annual Meeting of Stockholders:

Class II - Term Expires at the 2013 Annual Meeting of Stockholders

M. Philip Guthrie

     Phil Guthrie, age 67, has been a director of the Company since December 2007. Mr. Guthrie serves as Chairman of the Company’s Audit Committee, and also serves on the Company’s Compensation Committees. Mr. Guthrie was Chief Financial Officer of two public companies in the airline industry - Southwest Airlines during its formative and high-growth years, and Braniff International during its initial restructure and successful reorganization. His other aerospace experience includes CEO of InTech Aerospace Group, which provided a full range of interior service and maintenance to the commercial airline industry and to the US Government. He was Managing Director of Mason Best Company and served in board and management roles in many of its and other private equity firms’ portfolio companies. He has also served as Chairman of the Board for Westmark/Tracor, a maker of military electronic systems. He currently serves on the Boards of Ariel Holdings (Bermuda) and is also a member of its Audit Committee, Direct General Corporation where he is also Chairman of its Audit Committee, Bristol Group (Argentina), and Neuro Resource Group, Inc. He is CEO of Neuro Holdings International, an international distributor of leading-edge medical devices for pain management. Mr. Guthrie has a CPA and began his career at Price Waterhouse. He has an MBA from the University of Michigan where he was a Paton Scholar and a BBA Summa Cum Laude in accounting from Louisiana Tech University. He is CEO of Denham Partners, LLC, a private investment firm. Mr. Guthrie has more than 20 years of service as CEO, CFO, and director of various public and private companies, which provides the Board with strategic insights in all areas. In addition, he has experience in public accounting, has led many large financial transactions and has held senior management roles in multiple airline and aviation companies. Furthermore, his international business experience and financial and strategic consulting abroad enable him to provide a global perspective to the Board.

Victor F. Keen

     Victor F. Keen, age 70, has been a director of the Company since June 2001, and served as the Company’s corporate Secretary from 1987 to 2007. Mr. Keen is Of Counsel to the law firm of Duane Morris LLP, one of the 100 largest law firms in the world with more than 650 lawyers. He has served prior thereto as a partner and chairman of Duane Morris’ tax department. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School (1966). Mr. Keen serves as Chairman of the Company’s Compensation Committee, and also serves on the Company’s Nominating and Corporate Governance Committee. Mr. Keen is also a member of the board of directors of 3DIcon Corporation, a development-stage technology company developing 3-D projection and display technologies. Mr. Keen serves on 3DIcon’s Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee, and is Chairman of its Compensation Committee. Mr. Keen is also a Managing Member of Chelsea/Village Associates, LLC and Ninth Avenue Associates, LLC, both of which own and manage real estate in Manhattan. Mr. Keen possesses valuable experience as a result of his service on the boards and committees of other public companies. He also has extensive experience in representing and counseling large and small companies in a wide variety of business transactions. Mr. Keen provides valuable insight as a long time investor in the Company and as one of its largest non-management stockholders.

Class III - Term Expires at the 2014 Annual Meeting of Stockholders

Robert L. Saxe

     Bob Saxe, age 76, is a founder of the Company, has been Chairman of the Board of Directors of the Company since its inception in 1965, and was its President from 1966 to February 2002, its Treasurer from 1966 to 2005 and its Chief Executive Officer from 1965 to 2008. Mr. Saxe is currently the Company’s Chief Technology Officer. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics) and received an M.B.A. degree from Harvard Business School in 1960. Our conclusion that Mr. Saxe should serve as one of our directors is based not only on his well-developed knowledge of the Company, its technology and the industries that it serves, which is a result of the executive positions he has held with the Company over many years, but is also based on his strategic vision and leadership abilities. These qualifications allow him to contribute his well-informed insight and perspectives to the deliberations, discussions and actions of the Board of Directors.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

     The Company has separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert L. Saxe, has served as the Company’s Chairman since the Company’s formation. The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. We believe that this division of responsibilities allows Mr. Saxe to focus on matters relating to the proper functioning of the Board of Directors while permitting Mr. Harary to focus on matters relating to the management of the Company. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, the separation of roles of Chief Executive and Board Chairman, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that these functions are properly executed. The committees of the Board are each chaired by an independent director. Mr. Guthrie chairs the Audit Committee, Mr. Keen chairs the Compensation Committee, and Mr. Hermon-Taylor chairs the Nominating and Corporate Governance Committee.

     Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management, and determines what constitutes an appropriate level of risk for us.

     While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their particular areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditor and outside auditors. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company’s overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the Committees of significant risks and management’s response via periodic updates.

Board Composition

     The number of directors is currently set at seven. The Company has a classified board of directors which is divided into three classes. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence,” a majority of the Board of Directors of the Company are “independent” directors.

     At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board Committee meetings.

     The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

     The Board has determined that Messrs. Derby, Grimes, Guthrie, Hermon-Taylor and Keen are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market. Because Messrs. Saxe and Harary are employed as executive officers of the Company, neither qualifies as independent.

     The NASDAQ Capital Market rules provide that a director cannot be considered independent if:

  the director is, or at any time during the past three years was, an employee of the company;

  the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

  a family member of the director is, or at any time during the past three years was, an executive officer of the company;

  the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

  the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

  the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

     In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

     In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of these committees is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market. The members of the Audit Committee are Messrs. Derby, Grimes and Guthrie. The members of the Compensation Committee are Messrs. Grimes, Guthrie, Hermon-Taylor and Keen. The members of the Nominating and Corporate Governance Committee are Messrs. Derby, Hermon-Taylor and Keen.

     Audit Committee. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004, and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com and is also attached as an exhibit to this Proxy Statement.

     The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company’s independent registered public accountants. M. Philip Guthrie serves as the Audit Committee’s Chairman and is also the Audit Committee’s “financial expert” (as such term is defined by applicable rules). The Company believes that all of the members of its Audit Committee, due to their backgrounds and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting and of audit committee functions to perform their duties as an Audit Committee.

     Compensation Committee. The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee is not required to, and does not have, a written charter.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

     Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company’s By-Laws relating to stockholder nominations and other applicable provisions including those described in “2013 Stockholder Proposals and Director Nominations” below.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

     During 2011, the Company’s Board of Directors had 11 formal meetings and also met numerous additional times informally, the Board’s Audit Committee met four times, the Board’s Compensation Committee met eight times, and the Board’s Nominating and Corporate Governance Committee met twice. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2011. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all incumbent directors except two attended last year’s Annual Meeting of Stockholders.

Executive Officers

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officers of the Company are Seth L. Van Voorhees, Michael R. LaPointe and Steven M. Slovak.

     Seth L. Van Voorhees, age 51, became the Company’s Chief Financial Officer and Vice President - Business Development effective January 1, 2011. Prior to joining the Company, Mr. Van Voorhees previously held senior financial, business development and investment banking positions as chief financial officer of American Pacific, a publicly-traded specialty chemical manufacturer, and at Merrill Lynch, Wasserstein Perella and UBS Warburg, where he completed numerous investment banking assignments for advanced power technology and industrial clients. Earlier in his career, Mr. Van Voorhees worked for Battelle, Pacific Northwest Laboratories, where he focused on advanced battery technology for the US Department of Energy. Mr. Van Voorhees’ academic credentials include a doctorate in chemistry from the University of Pennsylvania, a MBA from Columbia University and a BS from SUNY at Stony Brook.

     Michael R. LaPointe, age 53, who is the Company’s Vice President - Marketing since March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with the Company, assisting the Company with its marketing strategy.

     Steven M. Slovak, age 50, joined the Company in January 1989 as a chemist and was promoted to various positions. In November 2005, Mr. Slovak became the Company’s Director of Film Development and, in January 2008, was promoted to his current position as Vice President-Technology where he oversees a team of chemists and growing R&D initiatives. Steve Slovak is an inventor on numerous patents and patent applications held by the Company worldwide on SPD-Smart light-control technology, and is a member of various scientific organizations including the ASTM International and RadTech.

Compensation Committee Interlocks and Insider Participation

     In 2011, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2)

     The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of BDO USA, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2012. BDO USA, LLP has been the Company’s independent registered public accountants since 2005. We expect that representatives of BDO USA, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

     The following table presents fees paid or accrued for professional audit services rendered by BDO USA, LLP for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, and fees billed to us for other services rendered by BDO USA, LLP during that period:

	2011	2010
Audit Fees (1)	$138,000	$135,500
Audit-Related Fees	0	0
Tax Fees (2)	12,500	13,000
All Other Fees	0	0
Total	$150,500	$148,500

(1)	Audit fees include fees for the audit of the Company’s annual financial statements and review of its internal controls over financial reporting, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

     The Audit Committee has approved the above-listed fees, has considered whether the provision of the tax services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

     The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of BDO USA, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, in accordance with auditing standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2011 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed by the Statement on Auditing Standards No. 61 as amended and adopted by Public Company Accounting Oversight Board (“PCAOB”) Rule 3200T (Communication with Audit Committees).

     The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants that firm’s independence.

     Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls. Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Members of the Audit Committee:
M. Philip Guthrie (Chairman) John H. Derby Gregory G. Grimes

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis ("CD&A") provides an overview of the Company’s executive compensation program including our philosophy, key program elements, the 2011 decisions made under the program and the factors that were considered in making those decisions. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

     This Compensation Discussion and Analysis primarily addresses the compensation of our Named Executive Officers listed below:

     Robert L. Saxe, Chairman of the Board and Chief Technology Officer
     Joseph M. Harary, President and Chief Executive Officer
     Seth L. Van Voorhees, Chief Financial Officer, Vice President - Business Development
     Michael R. LaPointe, Vice President – Marketing
     Steven M. Slovak, Vice President – Technology

The foregoing named executive officers comprise all of our executive officers. These five executive officers are referred to as the “named executive officers” throughout this Proxy Statement.

     Our executive compensation program is intended to drive results, recognize contributions to the success of our company, and retain leadership talent. Our executive officers have shown solid leadership in the developments and commercialization of the Company’s proprietary SPD technology. The Company believes that the continued development of our growth strategy will be the key factor to establishing strong financial performance for shareholders in the future.

Our Compensation Philosophy and Objectives

     The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Common Stock.

     The Compensation Committee reviewed and evaluated the Company’s executive and non-executive compensation policies and practices, including, specifically, the mix between salary and bonus, cash and equity, short-term and long-term incentives, and the use of performance measures and discretion with respect to individual awards. The Compensation Committee also evaluated how the Company’s compensation policies and practices could encourage excessive risk taking and how the Company’s policies and practices are structured to mitigate any such risks. In this regard, the Compensation Committee considered the following: (i) while base salary is the primary component of total compensation for most of the Company’s employees and such salaries are generally competitive, the Company has attempted to better align the interests of its executive officers and its stockholders by increasingly emphasizing incentive compensation for its executive officers, (ii) the Compensation Committee believes that the Company’s incentive plans for senior management, executive officers and its employees include an appropriate mix of short-term and long-term performance incentives and cash and equity compensation, (iii) the Compensation Committee believes that the goals and objectives in the Company’s incentive plans are reasonable and do not incentivize employees to take excessive risks, and (iv) the Company has one business unit so that there does not exist the risk that (A) any one business unit of the Company carries a significant portion of the Company’s risk profile, (B) is significantly more profitable than other business units within the Company, or (C) that the compensation structure is inconsistent among business units. As a result of this review and evaluation, the Compensation Committee concluded that any risks that may result from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee in Compensation Decisions

     The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials. The Company’s Compensation Committee also reviews and approves recommendations made by management of the Company with respect to the compensation of all non-executive employees of the Company.

Role of Management in Compensation Decisions

     As mentioned above, management of the Company makes recommendations to the Compensation Committee with respect to the compensation of all non-executive employees of the Company. The Compensation Committee reviews and has discretion to approve those recommendations.

Compensation Consultants and Benchmarking

     The Compensation Committee believes that it is neither necessary nor cost-effective to benchmark the structure and level of its executive officer compensation on an annual basis. However, from time to time, the Compensation Committee retains compensation consultants to advise it and compare the Company’s compensation practices versus similar companies.

     In 2011, the Company retained Connell & Partners to analyze and compare the compensation of independent directors and of Messrs. Harary and Van Voorhees against the compensation paid by a peer group of publicly-traded companies (the “Peer Group”). The Compensation Committee used the companies in the Peer Group based on its belief that they are similar to the Company in terms of business type, employee skill sets, revenue, and market capitalization. The following companies were included in the Peer Group:

Peer Company	Ticker
Arrowhead Research Corp.	ARWR
AspenBio Pharma, Inc.	APPY
Aware, Inc.	AWRE
BG Medicine, Inc.	BGMD
eMagin Corp.	EMAN
I.D. Systems, Inc.	IDSY
Image Sensing Systems, Inc.	ISNS
Innovative Solutions and Support, Inc.	ISSC
Mesa Laboratories, Inc.	MLAB
Microvision, Inc.	MVIS
MOCON, Inc.	MOCO
MoSys, Inc.	MOSY
Nexxus Lighting, Inc.	NEXS
ParkerVision, Inc.	PRKR
PCTEL, Inc.	PCTI
PURE Bioscience	PURE
Wireless Ronin Technologies, Inc.	RNIN

2011 Compensation Structure:

     The Compensation Committee reviewed and compared the following components of Mr. Harary’s and Mr. Van Voorhees’ compensation to that of executive officers serving in similar roles for companies in our compensation peer group: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) target total cash compensation (base salary plus target bonus); (4) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (5) actual total direct compensation (actual total cash plus long-term incentive compensation) (“ATDC”). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Harary and Mr. Van Voorhees as compared to that of our peer group.

Base Salary:

     Mr. Harary’s base salary in 2011 was $425,000. Base salary for executive officers performing similar roles for peer group members (“Peer Group CEO Executives”) ranged from a low of $250,000 to $425,000. Mr. Harary’s base salary in 2011 represents 46.2% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 36.4% to 72.9%. Mr. Harary has received the same base salary since January 1, 2009.

     Mr. Van Voorhees’ base salary in 2011 was $125,000. Base salary for executive officers performing similar roles for peer group members (“Peer Group CFO Executives”) ranged from $147,000 to $283,000. Mr. Van Voorhees’ base salary in 2011 represents 33.4% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 39.9% to 85.2%. Mr. Van Voorhees has received the same base salary since January 1, 2011 when he joined the Company.

Actual Total Cash Compensation:

     Mr. Harary’s actual total cash compensation in 2011 was $575,000. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $200,000 to $669,000. Mr. Harary’s actual total cash compensation in 2011 as a percentage of his ATDC was 71.7%. Actual total cash compensation as a percentage of ATDC for Peer Group CEO Executives ranged from 33.7% to 92.0%.

     Mr. Van Voorhees’ actual total cash compensation in 2011 was $250,000. Actual total cash compensation for executive officers performing similar roles for peer group members Peer Group CFO Executives ranged from $175,000 to $357,000. Mr. Van Voorhees’ actual total cash compensation in 2011 as a percentage of his ATDC was 66.7%. Actual total cash compensation as a percentage of ATDC for Peer Group CFO Executives ranged from 48.8% to 96.5%.

Target Total Cash Compensation:

     Mr. Harary’s target total cash compensation in 2011 was $575,000. Target total cash compensation for Peer Group CEO Executives ranged from $340,000 to $693,000. Mr. Harary’s target total cash compensation in 2011 as a percentage of his ATDC was 62.5%. Target total cash compensation as a percentage of ATDC for Peer Group CEO Executives ranged from a low of 50.6% to a high of 105.1%.

     Mr. Van Voorhees’ target total cash compensation in 2011 was $250,000. Target total cash compensation for Peer Group CFO Executives ranged from $211,000 to $408,000. Mr. Van Voorhees’ target total cash compensation in 2011 as a percentage of his ATDC was 66.7%. Target total cash compensation as a percentage of ATDC for Peer Group Executives ranged from a low of 65.7% to a high of 100.3%.

Long-Term Incentive Compensation:

     Mr. Harary’s long-term incentive compensation in 2011 was $260,000. Long-term incentive compensation for Peer Group CEO Executives ranged from $30,000 to $590,000. Mr. Harary’s long-term incentive compensation in 2011 as a percentage of his ATDC was 28.3%. Long-term incentive compensation as a percentage of ATDC for Peer Group CEO Executives ranged from 8.0% to 66.3%.

     Mr. Van Voorhees’ long-term incentive compensation in 2011 was $124,800. Long-term incentive compensation for Peer CFO Group Executives ranged from $14,000 to $249,000. Mr. Van Voorhees’ long-term incentive compensation in 2011 as a percentage of his ATDC was 33.3%. Long-term incentive compensation as a percentage of ATDC for Peer Group CFO Executives ranged from 3.8% to 51.2%.

     The Compensation Committee, having met and deliberated eight times during 2011, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

     The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation.

     The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary

Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.

Fixed component. Annually reviewed and adjusted as appropriate.

Performance-based Annual Incentive Compensation

Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.

Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.

Long-Term Equity Compensation

Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.

Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

Performance-based Annual Incentive Compensation. In order to better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

     A portion of Mr. Harary’s 2011 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2011 were divided into three main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

     Under Mr. Harary’s employment agreement with the Company, there is a $150,000 target bonus for Mr. Harary. For 2011, 50% of Mr. Harary’s target bonus was based on the achievement of revenue goals and the remaining, and the remaining 50% of his target bonus was based on the achievement of other established performance objectives. The revenue and non-revenue components of the bonus were each capped at $150,000. The Board paid Mr. Harary a total cash bonus of $212,763 for the achievement of various goals during 2011 specified by the Board of Directors of the Company detailed below.

     The Board paid Mr. Harary a bonus of $87,763 for the achievement of targeted revenue levels. The bonus for this category was based on the level of the Company’s revenues, with a “threshold amount” of $600,000 below which no bonus would be paid. If the Company’s revenues was between the threshold and $1,550,000, Mr. Harary would be entitled to a bonus of between $25,000 and $150,000, depending upon the total amount of revenues. Revenues for 2011 were $875,256.

     The Compensation Committee allocated $125,000 of the aggregate targeted bonus to the achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management. The Compensation Committee determined that Mr. Harary’s bonus in 2011 with respect to this category should be $125,000.

     The amount of compensation awarded for 2011 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

     A cash bonus may be awarded to any officer of the Company at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. In 2011, Messrs. Van Voorhees, Slovak and LaPointe received a discretionary bonus of $125,000, $25,000 and $50,000 in addition to their respective base salaries in 2011 of $125,000, $143,444 and $35,861, based upon the achievement of certain market development initiatives.

     Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. Historically, the Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) and its predecessor plan, the 1998 Stock Option Plan, which expired at the end of 2007.

     The Compensation Committee does not employ quantitative criteria or performance measures from year to year in the granting of equity awards. Rather, the form and amount of equity awards are based on a subjective determination by the Compensation Committee of the effectiveness of each named executive officer and the extent of his contributions to the Company. For 2011, the Company sought to emphasize equity compensation as a means to better align the interests of its named executive officers and stockholders and to promote the retention of its named executive officers. Accordingly, the Company awarded long-term equity awards at levels it believes reflect these goals.

     The Compensation Committee and Board believe that the 2008 Plan is essential to the Company’s continued success. The purpose of the 2008 Plan is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of awards under the 2008 Plan will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to the 2008 Plan. The Company has relied primarily on stock option grants and awards of restricted stock under the 2008 Plan to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

     During 2011, the Compensation Committee awarded restricted stock awards to each of its named executive officers as set forth in the “Grants of Plan-Based Awards in 2011” table below. No stock options were awarded in 2011 to any of our named executive officers.

Employment Arrangements

     The Company entered into an employment agreement effective January 1, 1989 with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least ten days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $300,000 during 2011 and will receive an annual base salary of $300,000 through December 31, 2012. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. In the event of Mr. Saxe’s death, Mr. Saxe’s estate shall be entitled to receive his accrued but unpaid base salary and bonus plus $50,000.

     In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vest monthly over a three-year period, and Mr. Harary will receive an annual base salary from the Company of $425,000, and will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors for Mr. Harary. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed, or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

     The Company has not entered into employment agreements, written or unwritten, with its other executive officers, Messrs. Van Voorhees, LaPointe and Slovak.

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

     The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

     This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee
Victor F. Keen (Chairman) Gregory G. Grimes M. Philip Guthrie Richard Hermon-Taylor

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

					Non-Equity	All Other
				Stock/Option	Incentive Plan	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)	($)(2)	($)(3)
Robert L. Saxe,	2011	300,000	-	104,000	-	26,538	430,538
Chairman of the	2010	300,000	-	86,625	-	2,541	389,166
Board and Chief	2009	402,132	-	53,500	-	43,307	498,939
Technology Officer

Joseph M. Harary	2011	425,000	-	260,000	212,763	31,058	928,821
President, Chief Executive	2010	425,000	-	173,250	235,125	50,673	884,048
Officer	2009	425,000	-	321,000	128,361	65,561	939,922

Seth L. Van Voorhees	2011	125,000	-	124,800	125,000	2,885	377,685
Chief Financial Officer,	2010	-	-	-	-	-	-
Treasurer, VP-Business	2009	-	-	-	-	-	-
Development

Michael R. LaPointe,	2011	35,861	-	39,000	50,000	2,069	126,930
Vice President-Marketing	2010	35,861	50,000	23,100	-	-	108,961
	2009	106,906	-	7,490	-	1,379	115,775

Steven M. Slovak,	2011	143,444	-	72,800	25,000	5,517	246,761
Vice President-Technology	2010	143,444	-	34,650	-	5,517	183,611
	2009	143,444	25,000	12,840	-	8,827	190,111

(1)	Amounts in this column represent stock options issued in 2010 and restricted stock awards issued in 2009 and 2011. No stock options were granted in 2009 or 2011 and no restricted stock awards were made in 2010. The dollar value of option awards listed in this column for 2010 are estimated grant date fair values based upon the Black-Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question. For 2009 and 2011 amounts listed represent stock awards and are valued based upon the high and low trading price of the Common Stock on the trading day immediately prior to the award date.

(2)	Consists solely of cash payments of accrued but unused vacation.

(3)	Consists of cash compensation (salary, bonus, and accrued vacation) plus non-equity incentive compensation and the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount actually received by the individual since estimated values will fluctuate based upon future market conditions. The 2009 stock grant to Mr. Harary of 150,000 shares of Common Stock (vesting over a period of 3 years) with an estimated fair value at the time of grant of $321,000 (based on the Black-Scholes valuation method in accordance with ASC 718) was issued pursuant to Mr. Harary’s employment agreement with the Company when Mr. Harary became the Chief Executive Officer of the Company in January 2009.

Grants of Plan-Based Awards in 2011

     The table below provides information regarding payment of non-equity incentive plan compensation and awards of stock options pursuant to the 2008 Equity Incentive Plan (the “2008 Plan”) to the named executive officers of the Company. No stock options was awarded in 2011 to any named executive officer.

	Estimated Possible Payouts under Non-Equity			All Other Equity	Grant Date Fair	Closing Stock	Restricted
	Incentive Plan Awards (1)			Awards: Number of	Value of Stock and	Price on	Stock
Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (2)	Option Awards ($)	12/31/2010	Grant
1/1/2011	--	--	--	--	105,800	5.29	20,000
NA	25,000	150,000	300,000	--	264,500	5.29	50,000
1/1/2011	--	125,000	--	--	126,960	5.29	24,000
1/1/2011	--	--	--	--	74,060	5.29	14,000
1/1/2011	--	--	--	--	39,675	5.29	7,500

(1)	These columns report the range of cash payouts for 2011 performance under Mr. Harary’s employment agreement as described in the Compensation Discussion and Analysis. The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved.

(2)	Represents awards of stock options made under the 2008 Plan.

Outstanding Equity Awards at December 31, 2011

     The following table shows all options outstanding as of the end of 2010 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2011.

	Option Awards
	Number of Securities
	Underlying Unexercised	Option Exercise	Option Grant	Option Expiration
Name	Options (#) Exercisable	Price ($)	Date	Date
Robert L. Saxe	60,000	12.775	6/13/2002	6/12/2012
	27,733	6.000	7/1/2005	6/30/2015
	88,560	11.200	12/6/2005	12/5/2015
	20,000	11.375	2/13/2007	2/12/2017
	64,756	9.800	12/3/2007	12/2/2017
	37,500	3.690	1/1/2010	12/31/2020

Joseph M. Harary	35,000	12.775	6/13/2002	6/12/2012
	40,000	11.200	12/6/2005	12/5/2015
	15,000	11.375	2/13/2007	2/12/2017
	50,000	9.800	12/3/2007	12/2/2017
	75,000	3.690	1/1/2010	12/31/2020

Michael R. LaPointe	7,000	12.775	6/13/2002	6/12/2012
	7,000	12.810	6/12/2003	6/11/2013
	10,000	6.175	12/14/2004	12/13/2014
	11,000	6.000	7/1/2005	6/30/2015
	10,000	5.600	12/6/2005	12/5/2015
	10,000	11.375	2/13/2007	2/12/2017
	10,000	14.930	7/12/2007	7/11/2017
	10,000	9.800	12/3/2007	12/2/2017
	10,000	3.690	1/1/2010	12/31/2020

Steven M. Slovak	5,000	12.775	6/13/2002	6/12/2012
	6,000	12.810	6/12/2003	6/11/2013
	7,500	6.175	12/14/2004	12/13/2014
	10,000	5.600	12/6/2005	12/5/2015
	10,000	11.375	2/13/2007	2/12/2017
	15,000	14.930	7/12/2007	7/11/2017
	15,000	9.800	12/3/2007	12/2/2017
	15,000	3.690	1/1/2010	12/31/2020

     The following table shows all awards of restricted stock outstanding as of the end of 2011 that have been awarded to our named executive officers.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock that Have	or Units of Stock that
Name	Not Vested (#) (1)	Have Not Vested ($)
Robert L. Saxe	46,678	157,771
Joseph M. Harary	128,144	433,128
Seth L. Van Voorhees	56,033	189,393
Steven M. Slovak	46,744	157,996
Michael R. LaPointe	17,492	59,122

(1)	Represents awards of restricted shares made under the 2008 Plan. Restricted shares vest at a rate of 1/36 per month over a three year period.

Stock Options Exercised and Stock Vested in 2011

     The following table sets forth the number of shares of stock acquired by each named executive officer in 2011 upon vesting of awards of stock pursuant to the 2008 Plan. While not indicative of amounts actually realized by the named executive upon vesting, the right hand column in the table below indicates the aggregate dollar value of stock that vested during fiscal 2011, calculated by multiplying the number of shares acquired on vesting by the market value (determined based upon the average of the high and low trading price of the Common Stock) of such shares on the date of vesting.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Exercise ($)
Robert L. Saxe	15,000	75,231
Joseph M. Harary	66,667	334,361
Seth L. Van Voorhees	8,000	40,123
Steven M. Slovak	6,667	33,436
Michael R. LaPointe	3,667	18,390

     The following table sets forth the number of shares of stock acquired by each named executive officer in 2011 upon exercise of awards of options pursuant to the 2008 Plan. The pre-tax value realized on exercise is calculated by multiplying: (i) the number of shares acquired on exercise of options, and (ii) the difference between the market value (determined based upon the average of the high and low trading price of the Common Stock on the date of exercise) less the exercise price of the options.

Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Vesting ($)
Robert L. Saxe	-	-
Joseph M. Harary	45,730	404,250
Seth L. Van Voorhees	-	-
Steven M. Slovak	-	-
Michael R. LaPointe	-	-

Potential Payments upon Termination or Change of Control

     Mr. Harary’s and Mr. Saxe’s respective employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. Neither of our other named executive officers has an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

     Both our 2008 Plan and 1998 Stock Option Plan, which is the predecessor to the 2008 Plan and which expired at the end of 2007 (the “1998 Plan”), provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2008 Plan and our 1998 Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested.

     Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2008 Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

     Although our 1998 Plan authorized the grant of restricted stock grants, the Company only granted stock options during the ten years that the plan was in effect.

Robert L. Saxe

     Had Mr. Saxe’s employment terminated on December 31, 2011 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2011 ($3.39), would have been $158,238. Pursuant to his employment agreement, Mr. Saxe’s estate would be entitled to receive $50,000 as a single, lump-sum payment upon his death. Mr. Saxe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Joseph M. Harary

     The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2011.

					By Company		By Mr. Harary
						Other than for	For Good	Other than	Change of
Payments and Benefits	Death ($)		Disability ($)		For Cause ($)	Disability or Cause ($)	Reason ($)	Good Reason ($)	Control ($)
Accelerated vesting of
Restricted Stock (1)	434,410		434,410		-	434,410	434,410	-	434,410
Cash payment under
employment agreement	212,500	(2)	212,500	(3)	-	1,275,000 (4)	1,275,000 (4)	-	1,275,000 (4)
Bonus payable under
employment agreement (5)	212,763		212,763		-	212,763	212,763	-	212,763

(1)	Had Mr. Harary’s employment terminated on December 31, 2011, the value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2011 ($3.39), would have been $434,410.

(2)	The amount of the benefit shown would be paid over a six month period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(3)	The amount of the benefit shown would be paid in equal installments over a six month period following the date of Mr. Harary’s termination on December 31, 2011 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2011, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(4)	The amount of the benefit shown would be paid over a three year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(5)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2011.

Seth L. Van Voorhees

     Had Mr. Van Voorhees’ employment terminated on December 31, 2011 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2011 ($3.39), would have been $189,953. Mr. Van Voorhees is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Steven M. Slovak

     Had Mr. Slovak’s employment terminated on December 31, 2011 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2011 ($3.39), would have been $158,464. Mr. Slovak is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Michael R. LaPointe

     Had Mr. LaPointe’s employment terminated on December 31, 2011 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2011 ($3.39), would have been $59,297. Mr. LaPointe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

     The Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director was to receive total compensation with respect to service as a Director during 2011 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and stock for 2011 and future years was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

     Non-management directors of the Company each received in January 2011 their compensation for service on the Board in 2011 in a combination of 12,600 shares of Common Stock of the Company (having an estimated value at the time of grant of $65,520 and a cash fee of $35,000. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2011. Management directors are not compensated separately for their service as directors and their compensation as employees of the Company is shown on the “Summary Compensation Table” on page 26 of this Proxy Statement.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
John H. Derby	35,000	65,520	100,520
Gregory G. Grimes	35,000	65,520	100,520
M. Philip Guthrie	35,000	65,520	100,520
Richard Hermon-Taylor	35,000	65,520	100,520
Victor F. Keen	35,000	65,520	100,520

(1)	The dollar values reported in this column reflect the aggregate grant date fair value of awards of stock to each of the independent non-management directors in fiscal 2011 computed in accordance with ASC 718 based upon the average of the high and low trading price of the Common Stock on the trading date immediately prior to the date of the stock award.

RELATED-PARTY TRANSACTIONS

     The Company has not had a related-party transaction requiring disclosure in its history as a public company. The Company’s policy is to follow the procedures established under Delaware corporate law for approval of related-party transactions.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of December 31, 2011 with respect to shares of the Common Stock that may be issued under the Company’s existing 2008 Equity Incentive Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for future
	of outstanding options,	outstanding options,	issuance under equity
Plan category	warrants and rights (#)	warrants and rights ($)	compensation plans (#)
Equity compensation plans
approved by security holders	1,269,649	9.48	811,708

Equity compensation plans
not approved by security
holders	-	-	-
Total	1,269,649	9.48	811,708

STOCK PRICE PERFORMANCE

     The following table sets forth the range of the high and low selling prices (as provided by the NASDAQ Capital Market) of the Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High
March 31, 2010	$2.54	$3.82
June 30, 2010	2.75	5.14
September 30, 2010	3.52	4.97
December 31, 2010	3.91	5.35
March 31, 2011	5.28	10.29
June 30, 2011	4.50	7.16
September 30, 2011	3.26	4.94
December 31, 2011	3.07	4.74

     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2006 in the Common Stock (REFR), the NASDAQ Composite (U.S.) Stock Index, and the NASDAQ Electronic Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the NASDAQ Stock Market and is not necessarily indicative of future price performance.

2013 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2013 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the SEC. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2012. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Exchange Act regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

HOUSEHOLDING INFORMATION

     SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Gregory M. Sottile, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Mr. Sottile.

GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 25, 2012

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2012.

[PROXY CARD - FRONT]

PROXY

RESEARCH FRONTIERS INCORPORATED
240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - June 14, 2012

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 14, 2012, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated:	, 2012

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

[PROXY CARD - BACK]

1.	ELECTION OF DIRECTORS

	A.	ELECTION OF THREE CLASS I DIRECTORS

(There are four nominees for Class I Director, three nominated by the Board of Directors of the Company and one nominated by a stockholder of the Company. Please vote FOR no more than THREE nominees for Class I Director.)

Board of Director Nominees:

		Gregory G. Grimes		[ ]	FOR	[ ]	WITHHOLD AUTHORITY

		Joseph M. Harary		[ ]	FOR	[ ]	WITHHOLD AUTHORITY

		Richard Hermon-Taylor		[ ]	FOR	[ ]	WITHHOLD AUTHORITY

Stockholder Nominee:

		Darryl Daigle		[ ]	FOR	[ ]	WITHHOLD AUTHORITY

	B.	ELECTION OF ONE CLASS III DIRECTOR
(There is one nominee for Class III Director, nominated by the Board of Directors of the Company.)

		John H. Derby		[ ]	FOR	[ ]	WITHHOLD AUTHORITY

2.	RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

		[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	In their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is made, this proxy will be voted FOR the three nominees for Class I Director nominated by the Board of Directors of the Company, WITHHOLD AUTHORITY to vote for Darryl Daigle, FOR the nominee for Class III director, FOR Proposal 2, and in the discretion of the persons named as proxies on all other matters which may properly come before the meeting.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 14, 2012.
				[ ]	Yes	[ ]	No